Exhibit 99.1

Sales Trends

Sales comparisons are presented to help investors understand the general tone of Cooper’s business. These comparisons include the impacts of acquisitions, divestitures, currency movements, etc. and are not necessarily indicative of general business trends.

Specific questions regarding these sales trends should be directed to Richard Bajenski, Vice President, Investor Relations, bajenski@cooperindustries.com, (713) 209-8610.

Sales for the three months ended on the dates shown, compared to the same period in the prior year:

	12/31/03	01/31/04	02/29/04	03/31/04	04/30/04	05/31/04
Cooper Industries	6%	4-6%	7-9%	11%	15-17%	11-13%
Electrical Products	4%	3-5%	6-8%	11%	15-17%	13-15%
Tools & Hardware	13%	8-10%	13-15%	13%	13-15%	4-6%

Observations on recent sales trends for the three months ended May 31, 2004.

Cooper Industries

Sales for the three months ended May 31, 2004 increased 11-13% compared with last year. Translation continues to have a positive impact on revenue trends. In addition, recently announced price increases have likely had a favorable impact on recent sales.

Electrical Products

Sales for the three months ended May 31, 2004 increased 13-15% compared with last year.

•	Continued strength in residential construction activity and strong consumer spending have contributed to positive lighting fixtures and wiring device sales comparisons.

•	Industrial markets have also continued to strengthen, leading to increased sales of hazardous duty electrical construction materials, circuit protection and support system products.

•	Improvement in electronics markets has led to increased sales of circuit protection components.

•	Additionally, maintenance spending by utilities continues to improve, resulting in revenue gains for power transmission and distribution products.

•	European lighting and security sales increased as a result of new product introductions and expanded penetration of European industrial markets.

Tools and Hardware

Sales for the three months ended May 31, 2004 improved 4-6% compared with last year.

•	Sales of hand tools increased, reflecting new product introductions, better retail channel sales and recovering electronic markets.

•	Overall power tool sales declined due to lower shipments of automated assembly equipment, partially offset by increased sales of industrial power tools.

Note: Includes impacts of acquisitions and divestitures, when applicable..